                                                                     Exhibit 4.3

                           CERTIFICATE OF DESIGNATION

                                       of

                      Series C Convertible Preferred Stock

                                       of

                      Frontline Communications Corporation

                           Pursuant to Section 151 of
                           the General Corporation Law
                            of the State of Delaware

     Frontline Communications Corporation, a Delaware corporation (the "Corporation"), certifies that pursuant to the authority conferred upon the Board of Directors of the Corporation (the "Board") by the Amended Certificate of Incorporation of the Corporation (the "Certificate of Incorporation") and
Section 151 of the General Corporation Law of the State of Delaware (the "DGCL"), the Board, at a special meeting held on March 13, 2003, duly adopted the following resolution creating a series of Preferred Stock, par value $.01 per share, designated as Series C Convertible Preferred Stock:

     RESOLVED, that Series C Convertible Preferred Stock, par value $.01 per share, of the Corporation be, and hereby is, created and that the designation and amount of, and the rights, powers, preferences, privileges, qualifications, limitations and restrictions of the shares of this series are as follows:

     Section 1. Designation, Number of Shares and Rank.

          (a) There will be one series of Preferred Stock designated as "Series C Convertible Preferred Stock" (the "Series C Preferred Stock") and the number of shares constituting such series will be 220,000 shares.

          (b) With respect to dividend rights and rights on liquidation, winding-up and dissolution, the Series C Preferred Stock will rank: (i) senior to: (A) the common stock, par value $1.00 per share (the "Common Stock") of the Corporation; (B) all other classes of common stock, (C) the Series D Convertible Preferred Stock, par value $.01 per share (the "Series D Preferred Stock") of the Corporation, and (D) each other class or series of preferred stock of the Corporation now or hereafter established by the Board of Directors (the "Board of Directors" or the "Board") of the Corporation, the terms of which do not expressly provide that it ranks senior to, or on a parity with, the Series C Preferred Stock as to dividend and redemption rights and rights on liquidation, winding-up and dissolution of the Corporation; (ii) on a parity with each other class or series of preferred stock of the Corporation established hereafter by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Series C Preferred Stock as to dividend and redemption rights and rights on liquidation, winding-up and dissolution; and (iii) junior to
               (x) the Series B Convertible Preferred Stock, par value $.01 per share of the Corporation and (y) each class or series of preferred stock of the Corporation established hereafter by the Board, the terms of which class or series expressly provide that such class or series will rank senior to the Series C Preferred Stock as to dividend and redemption rights or rights on liquidation, winding-up and dissolution of the Corporation.

     Section 2. Conversion

          (a) Upon (i) receipt of the approval of the Corporation's stockholders (the "Requisite Approvals") for the Corporation to
               (x) issue shares of Common Stock upon the conversion of the Series C Preferred Stock (y) effect a 1- for -1.5 share reverse split of the Common Stock (the "Reverse Split") and (z) increase the number of authorized shares of Common Stock to at least 75,000,000 shares (the matters referred to in clauses (x), (y) and (z) of this subsection 2(a)(1) are collectively referred to as the "Actions") and (ii) the filing of an amendment to the Certificate of Incorporation of the Corporation to effect the Actions (the "Amendment") with the Secretary of State of the State of Delaware, each share of Series C Preferred Stock will automatically convert into that number of fully paid and nonassessable shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) as shall be equal to the Conversion Rate (as hereinafter defined), in effect at the time of conversion. The "Conversion Rate" shall initially be 150 shares of Common Stock per each share of Series C Preferred Stock. For the avoidance of doubt, it is intended that after giving effect to the Actions, upon conversion of the Series C Preferred Stock, the holders of the Series C Preferred Stock shall be entitled to receive 22,000,000 shares of Common Stock after giving effect to the Reverse Split (and after appropriate adjustments in the event of further stock splits, stock dividends or similar capital adjustments). Notwithstanding the foregoing, this Series C Preferred Stock shall not convert into Common Stock if the Requisite Approvals are not obtained by the Conversion Date (as defined in the Amended and Restated Stock Purchase Agreement dated April 3, 2003 between the Corporation and Proyecciones y Ventas Organizadas, S.S. de C.V., Ventura Martinez del Rio Requejo and Ventura Martinez del Rio Arrangoiz).

          (b) The Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery upon conversion of shares of Common Stock or other securities or property in a name other than that of the holder of the shares of the Series C Preferred Stock being converted, and the Corporation shall not be required to issue or deliver any such shares or other securities or property unless and until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of any such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

          (c) The Corporation (and any successor corporation) shall take all action necessary so that a number of shares of the authorized but unissued Common Stock (or common stock in the case of any successor corporation) sufficient to provide for the conversion of the Series C Preferred Stock outstanding upon the basis hereinbefore provided are at all times reserved by the Corporation (or any successor corporation), free from preemptive rights, for such conversion, subject to the provisions of Section 2(d). If the Corporation shall issue any securities or make any change in its capital structure which would change the number of shares of Common Stock into which each share of the Series C Preferred Stock shall be convertible as herein provided, the Corporation shall at the same time also make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of the outstanding Series C Preferred Stock on the new basis.

          (d) In case of any consolidation or merger of the Corporation with any other corporation or in case of any sale or transfer of more than 50% of the assets of the Corporation, or in the case of any share exchange, in each case pursuant to which more than 50% of the outstanding shares of Common Stock are converted into other securities, cash or other property, the Corporation shall make appropriate provision or cause appropriate provision to be made so that each holder of shares of Series C Preferred Stock then outstanding shall have the right thereafter (in lieu of the right to convert into Common Stock, which right shall cease) to convert such shares of Series C Preferred Stock into the kind and amount of securities, cash or other property receivable upon such consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock into which such shares of Series C Preferred Stock could have been converted immediately prior to the effective date of such consolidation, merger, sale, transfer or share exchange. If, in connection with any such consolidation, merger, sale, transfer or share exchange, each holder of shares of Common Stock is entitled to elect to receive either securities, cash or other property upon completion of such transaction, the Corporation shall provide or cause to be provided each holder of Series C Preferred Stock the right to elect the securities, cash (other than by the exercise of appraisal rights) or other property into which the Series C Preferred Stock held by such holder shall be convertible after completion of any such transaction on the same terms and subject to the same conditions applicable to holders of the Common Stock (including, without limitation, notice of the right to elect, limitations on the period in which such election shall be made and the effect of failing to exercise the election). The above provisions shall similarly apply to successive consolidations, mergers, sales, transfers or share exchanges.

          (e) No fractional shares of Common Stock shall be issued upon conversion of Series C Preferred Stock but, in lieu of any fraction of a share of Common Stock which would otherwise be issuable in respect of the aggregate number of such shares surrendered for conversion at one time by the same holder, the aggregate number of shares of Common Stock shall be rounded to the nearest whole number of shares.

          (f) The Conversion Rate shall be adjusted from time to time under certain circumstances in case the Corporation shall (i) pay a dividend or make a distribution on its Common Stock in shares of its capital stock, (ii) subdivide its outstanding Common Stock into a greater number of shares, (iii) combine the shares of its outstanding Common Stock into a smaller number of shares (including as a result of the Reverse Split), or (iv) issue by reclassification of its Common Stock any shares of its capital stock, then in each such case the Conversion Rate in effect immediately prior thereto shall be proportionately adjusted so that the holder of any Series C Preferred Stock thereafter surrendered for conversion shall be entitled to receive, to the extent permitted by applicable law, the number and kind of shares of capital stock of the Corporation which it would have owned or have been entitled to receive after the happening of such event had such Series C Preferred Stock been converted immediately prior to the record date for such event (or if no record date has been established in connection with such event, the effective date for such action). An adjustment pursuant to this Section 2(f) shall become effective immediately after the record date in the case of a stock dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, or reclassification.

          (g) Except as otherwise provided above in this Section 2, no adjustment in the Conversion Rate shall be made in respect of any conversion for share distributions or dividends theretofore declared and paid or payable on the Common Stock.

     Section 3. Voting Rights. The holders of the Series C Preferred Stock will not have any voting rights except as set forth in this Section 3 or as otherwise from time to time required by law.

          (a) The affirmative vote or consent of the holders of at least a majority of the outstanding shares of the Series C Preferred Stock, voting separately as a class, will be required for (i) any amendment, alteration or repeal of this Certificate of Designation, if such amendment, alteration or repeal affects the rights, preferences or privileges of the Series C Preferred Stock or (ii) the creation, authorization or issuance, by reclassification or otherwise, of any class or series of any stock of the Corporation having preference equivalent to or senior to the Series C Preferred Stock as to dividends, liquidation, redemption, conversion, voting or assets (the "Senior Stock") or the increase in the amount of authorized shares of any such Senior Stock. Such right of the holders of Series C Preferred Stock to vote as hereinabove provided may be exercised at any annual meeting or at any special meeting called for such purpose as hereinafter provided or at any adjournment thereof.

          (b) In any case in which the holders of Series C Preferred Stock shall be entitled to vote pursuant to this Section 3 or pursuant to law, each holder of Series C Preferred Stock entitled to vote with respect to such matters shall be entitled to one vote for each share of Series C Preferred Stock held.

     Section 4. Covenants. Prior to the Conversion Date, the Corporation shall not, unless specifically contemplated by this Certificate of Designation, directly or indirectly, do or propose or commit to do, any of the following:

          (a) authorize any merger of the Corporation with another person or entity which would result in any transaction of series of related transactions constituting the sale, transfer, lease conveyance, exchange or other disposition of more than 50% of the consolidated assets , business or earning power of the Corporation or its subsidiaries;

          (b) take any action which would result in the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation or its business;

          (c) amend, repeal or add any provision to the Corporation's Certificate of Incorporation or By-laws if the effect thereof would be materially adverse to the holders of the Series C Preferred Stock, provided, however, that it is specifically agreed that the transactions provided for in Section 2(a) hereof shall not be prohibited by this Section 4;

          (d) issue any options, warrants or other securities convertible into or exchangeable for shares of Senior Stock;

          (e) incur, refinance or amend the terms of any indebtedness or any other obligation for the payment of money in an aggregate amount of $1,000,000; or

          (f) enter into any agreement for the public or private sale of any of the Corporation's securities or engaging in any capital financing transaction in which the Company issues any shares of capital stock (including any options, warrants or other obligations or securities convertible or exchangeable for shares of the Corporation's capital stock) at a price per share lower than $1.50.

     Section 5. Preemptive Rights. The holders of the Series C Preferred Stock are not entitled to any preemptive rights.

     Section 6. Dividends and Distributions. The holders of shares of Series C Preferred Stock shall not be entitled to receive dividends.

     Section 7. Liquidation Preference. In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Series C Preferred Stock shall be entitled to receive out of the assets of the Corporation, whether such assets constitute stated capital or surplus of any nature, a sum in cash equal to $.01 per share (as appropriately adjusted in the event of stock splits, stock dividends or similar capital adjustments or recapitalization) (the "Liquidation Preference"), and no more; provided, however, that such rights shall accrue to the holders of Series C Preferred Stock only if the Corporation's payments with respect to the liquidation preference of the holders of Senior Stock are fully met. After the liquidation preferences of the Senior Stock are fully met, the entire assets of the Corporation available, for distribution shall be distributed ratably among the holders of the Series C Preferred Stock and any Parity Stock in proportion to the respective preferential amounts to which each is entitled (but only to the extent of such preferential amounts). After payment in full of the accrued and unpaid dividends and the Liquidation Preference of the shares of Series C Preferred Stock as provided in this Section 6, the holders of such shares shall not be entitled to any further participation in any distribution of assets by the Corporation. Neither a consolidation or merger of the Corporation with another corporation nor a sale or transfer of all or part of the Corporation's assets for cash, securities or other property will be considered a liquidation, dissolution or winding up of the Corporation.

     Section 8. No Sinking Fund. The shares of Series C Preferred Stock shall not be subject to the operation of a purchase, retirement or sinking fund.

     Section 9. Residual Rights. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein shall be vested in the Common Stock.

     Section 10. No Reissuance of Series C Preferred Stock. No share or shares of Series C Preferred Stock acquired by the Corporation by reason of purchase, conversion, redemption or otherwise will be sold or reissued, and, upon such event, all such shares will resume the status of authorized but unissued shares of Series C Preferred Stock.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the undersigned hereby executes this document and affirms that the facts set forth herein are true under penalty of perjury this 3rd day of April 2003.

                                            FRONTLINE COMMUNICATIONS CORPORATION


                                            By: /s/ Stephen  J. Cole-Hatchard
                                                --------------------------------
                                                Name: Stephen J. Cole-Hatchard
                                                Title: Chief Executive Officer

ATTEST:


By: /s/ Amy Wagner-Mele
    ---------------------
    Name: Amy Wagner-Mele
    Title: Secretary